Exhibit 4.2

DATED [•], 2020

SUMMIT THERAPEUTICS INC.

and

[CONSULTANT]

WARRANT AGREEMENT

SUMMIT THERAPEUTICS INC.

WARRANT AGREEMENT

DATE [•] 2020

PARTIES

(1)	SUMMIT THERAPEUTICS INC., a Delaware corporation, having its principal place of business at One Broadway, 14th Floor, Cambridge, Massachusetts 02142 (the “Company”); and

(2)	[CONSULTANT], of [ADDRESS] (the “Warrantholder”).

RECITALS

(A)

WHEREAS, pursuant to that certain Consultant Warrant Agreement, dated as of December 6, 2019 (the “Consultant Warrant Agreement”), by and between Summit Therapeutics plc, a public limited company incorporated in England and Wales with registered number 05197494 (“Old Summit”) and Maky Zanganeh & Associates, Inc., a California corporation (the “Consultant”), and in connection with the Consulting Agreement, dated as of December 6, 2019 (the “Consulting Agreement”), by and between Old Summit and the Consultant, Old Summit granted to the Consultant a warrant to acquire a maximum of 16,793,660 ordinary shares in Old Summit (the “Consultant Warrant”);

(B)

WHEREAS, pursuant to that certain Assignment and Assumption of Consultant Warrant Agreement, dated as of February 7, 2020, by and between the Consultant, the Warrantholder, [CONSULTANT] (the “Assignee”) and Old Summit (the “Assignment Agreement”), the Consultant assigned such portion of the Consultant Warrant to acquire [NUMBER OF SHARES] ordinary shares in Old Summit (the “Ordinary Shares”) to the Warrantholder and such portion of the Consultant Warrant to acquire [NUMBER OF SHARES] ordinary Ordinary Shares to the Assignee (collectively, the “Old Warrants”) and assigned all its rights and obligations under the Consultant Warrant Agreement to each of the Warrantholder and the Assignee;

(C)

WHEREAS, the Consulting Agreement was terminated by mutual agreement in accordance with its terms, effective June 30, 2020 (the “Termination Date”), and pursuant to clause 3.2 of the Consultant Warrant Agreement, the Old Warrant ceased vesting on such date and any unvested portion of the Old Warrant lapsed immediately (without any payment to the Consultant or the Warrantholder for the lapsed portion);

(D)

WHEREAS, as of the Termination Date, the portion of the Warrantholder’s Old Warrants to purchase [NUMBER OF SHARES] ordinary Ordinary Shares had vested and the remaining unvested portion of the Warrantholder’s Old Warrants lapsed immediately;

(E)

WHEREAS, on September 18, 2020, pursuant to a scheme of arrangement under the laws of England and Wales, Old Summit became a direct wholly-owned subsidiary of the Company, whereupon the Company had substantially the same shareholders (with substantially the same proportionate shareholdings) as Old Summit immediately before the reorganization (the “Reorganization”); and

(F)

WHEREAS, on September 4, 2020, in accordance with clause 4.7 of the Consultant Warrant Agreement, the Board of Directors of Old Summit (the “Old Summit Board”) decided that such portion of the Old Warrants that were vested as of the Termination Date would be exchanged automatically in consideration of the grant of new warrants which, in the opinion of the Old Summit Board, are equivalent to such portion of the Old Warrants, but relate to Shares (as defined below)(the “Warrants”), and therefore the Old Warrants will not become exercisable pursuant to clause 4 of the Consultant Warrant Agreement and will be exchanged automatically in accordance with such Board determination.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement the words and expressions set out below will have the meanings specified against them unless the context otherwise requires:

“Act” means the US Securities Act of 1933, as amended;

“Agreement” means this agreement made between the Company and the Warrantholder on the date first above written;

“Adjustment Event” means any recapitalization, rights issue, consolidation, sub-division, demerger, reduction of capital stock by the Company and/or any other event resulting in an adjustment in the capital stock of the Company which, in any case, in the opinion of the Board justifies an adjustment in the number of Shares subject to this Agreement and/or the Exercise Price payable under this Agreement in order to be consistent with, and is necessary to realize, the intent of this Agreement;

“Board” means the board of directors of the Company from time to time or a duly authorized committee of the board;

“Business Day” means any day that is not a Saturday or Sunday and that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York;

“Control” shall mean the holding of, directly or indirectly, more than 50 per cent. of the issued share capital of a person, the power to direct the vote of more than 50 per cent. of the votes entitled to be cast at a meeting of the members or shareholders of a person, or the power to control the affairs of, or control the composition of a majority of the board of directors of a person and the terms “Controlled” and “Controlling” shall be construed accordingly;

“Effective Date” means the date of effectiveness of the Reorganization;

“Exercise Price” means the price at which a Share may be acquired on the exercise of a Warrant being $1.44 per Share, subject to any adjustment in accordance with clause 8;

“Group” means the Company and any subsidiary of the Company and reference to “Group Member” will be interpreted accordingly;

“Old Summit Shares” means ordinary shares (of whatever class) of Old Summit;

“Sale” means:

(a)

a change of Control of the Company arising as a result of any person (whether alone or together with any person or persons, but excluding Robert Duggan whether alone or together with any other persons) becoming the beneficial owner of a majority of the issued Shares in the capital of the Company;

(b)	the disposal by the Company or a Group Member of all, or a substantial part of, the business and assets of the Group to a person other than a Group Member; or

(c)	any other substantially similar event that the Board may, in its absolute discretion, determine to be treated as a Sale,

“Shares” means shares of common stock, $0.01 par value per share, of the Company, or, as the context may require, shares for the time being representing those shares whether because of any Adjustment Event or otherwise;

“Warrant Shares” means the Shares purchasable upon exercise of the Warrant, as adjusted from time to time pursuant to the provisions of this Agreement;

“Warrant Tax Liability” means in relation to the Warrant, any liability of the Consultant or the Warrantholder or any of their respective employees, agents or affiliates, or any liability of any Group Member or other person for any amount of taxes, duties, and social security contributions (including interest and penalties) with regard to the grant, vesting, exercise, surrender or release or otherwise in respect of the Warrant or the acquisition, holding, vesting or disposal of any Warrant Share, in each case imposed (i) by the United States or any subdivision thereof or (ii) to the extent such amount becomes due other than by reason of an action taken by the Consultant pursuant to the Consulting Agreement that was previously requested or approved by the Company, any other taxing jurisdiction.

1.2

In this Agreement, unless the context otherwise requires, words in the singular number will include the plural number and vice versa and a reference to one gender will include a reference to the other gender.

1.3

Any reference to a statutory provision will be deemed to include that provision as it may from time to time be consolidated, amended or re-enacted, and will include a reference to any subordinate legislation or regulation created thereunder.

1.4	Where the Board may exercise discretion pursuant to this Agreement, the Board will be under no obligation to exercise such discretion in favor of the Warrantholder.

1.5	The Company and the Warrantholder are each a “Party” hereunder and collectively “the Parties.”

2.	THE WARRANT

2.1

Upon the terms of this Agreement, the Company hereby grants to the Warrantholder, on the Effective Date, for good and valuable consideration, a Warrant to acquire a maximum of [NUMBER OF SHARES] ordinary Shares (subject to any adjustment pursuant to clause 8) at the Exercise Price. No amount is payable by the Warrantholder for the grant of the Warrant.

2.2	By executing this Agreement, the Warrantholder agrees to the terms of the Warrant as set out in this Agreement.

2.3

This Agreement shall be personal to the Warrantholder and shall not be assignable and any purported assignment, transfer, charge, disposal or dealing with the rights and interests of the Warrantholder under this Agreement shall be invalid and of no effect, unless the agreement of the Board has been obtained in advance.

2.4

The Warrantholder understands that the Warrant and the Warrant Shares are “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold in the United States without registration under the Act only in certain limited circumstances.

2.5	The Warrantholder represents and warrants to the Company as follows:

(a)

the Warrantholder is acquiring the Warrant, and (if and when it exercises the Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Warrantholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof;

(b)

the Warrantholder (i) is, and (if and when it exercises the Warrant) will be, an “accredited investor” as defined in Rule 501(a) under the Act, and (ii) is a sophisticated investor with sufficient knowledge and experience in investing to properly evaluate the risks and merits of acquiring the Warrant and (if and when it exercises the Warrant) acquiring the Warrant Shares;

(c)

the Warrantholder has determined based on its own independent review and inquiry concerning the Company and its business and personnel as it deems appropriate and such professional advice as it deems appropriate that its acquisition of the Warrant and (if and when it exercises the Warrant) its acquisition of the Warrant Shares (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Warrantholder, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under any law, rule, regulation, agreement or other obligation by which the Warrantholder is bound and (v) are a fit, proper and suitable investment for the Warrantholder, notwithstanding the substantial risks inherent in investing in or holding the Warrant and the Warrant Shares;

(d)	the Warrantholder did not learn of the investment in the Warrant or the Warrant Shares as a result of any general solicitation or general advertising;

(e)	the Warrantholder has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Act; and

(f)

the Warrantholder acknowledges and agrees that the Warrant is equivalent to the Warrantholder’s Old Warrant and therefore such Old Warrant will not become exercisable pursuant to clause 4 of the Consultant Warrant Agreement and will be exchanged automatically in consideration of the grant of the Warrant.

3.	EXERCISE OF WARRANTS

3.1	The Warrant may not be exercised at a time when its exercise is prohibited by, or would be a breach of, any law or regulation with the force of law.

3.2

The Warrant may be exercised in whole or in part. Where the Warrant is exercised in part, it shall not lapse as to the balance of the Warrant (and the balance of the Warrant will be retained by the Warrantholder, and may be exercised in the future, subject to and in accordance with the Warrant).

3.3

Subject to clause 3.4, in the event of a Sale, the Warrant may be exercised (in whole or part) for such period of time following the Sale as determined by the Board and it will lapse to the extent unexercised at the end of that period.

3.4

If the Board becomes aware that a Sale may occur, the Board will notify the Warrantholder and allow the Warrantholder to exercise the Warrant in full prior to the Sale. Any exercise of the Warrant pursuant to this clause 3.4 will take effect immediately before the Sale and if the Sale does not arise, any purported exercise of the Warrant pursuant to this clause 3.4 will be null and void. Where the Board has notified the Warrantholder of a Sale pursuant to this clause 3.4, the Warrant will lapse on the occurrence of the Sale to the extent not exercised.

4.	PROCEDURE FOR THE EXERCISE OF A WARRANT

4.1

The Warrant will be exercised by the Warrantholder giving written notice to the Company (in the form prescribed by the Board from time to time). The notice must be accompanied by payment (in cleared funds) of an amount equal to:

(a)	the total Exercise Price payable in respect of the number of Shares to be acquired on exercise of the Warrant; and

(b)

an amount representing the Warrant Tax Liability (if any is required under applicable law to be paid to or withheld by any Group Member in connection with such exercise) pursuant to clause 5, unless the Board has agreed to an alternative arrangement with the Warrantholder.

4.2

Subject to clauses 4.3 and 5, on receipt of an exercise notice and payment in accordance with clause 4.1, the Board will, as soon as reasonably practicable, arrange for the issuance to the Warrantholder of the number of Shares in respect of which the Warrant has been exercised. Alternatively, the Board may procure the transfer to the Warrantholder of the number of Shares in respect of which the Warrant has been exercised.

4.3

All Shares issued on the exercise of a Warrant will rank equally in all respects (including as to voting and dividends) with the shares of the same class for the time being in issue except as regards any rights attaching to such shares by reference to a record date prior to the date of the issuance. Where existing Shares are transferred to the Warrantholder, the transferee will not acquire any rights attaching to such Shares by reference to a record date prior to the date of the transfer. Where the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares to be listed or admitted to trading on that exchange.

4.4

On receipt of an exercise notice served in accordance with clause 4.1, the Board may decide, if there are legal restrictions affecting or limiting the ability of the Company to deliver Shares to the Warrantholder (for example, due to onerous securities laws requirements in a country to which the Warrantholder may have relocated), to settle the exercise by means of a cash payment equivalent to the market value of the Shares, less the aggregate Exercise Price, instead of by the issue or transfer of Shares.

4.5	The exercise of a Warrant will be subject to any laws or regulations applying to the Company or the Warrantholder upon issue or transfer of the Shares.

5.	WARRANT TAX LIABILITY

5.1

If any Warrant Tax Liability arises as a result of the grant, vesting, exercise, surrender or release or otherwise in respect of the Warrant, or the holding and/or disposal of any Shares acquired on the exercise, surrender or release of the Warrant, the Warrant Tax Liability will be the responsibility of the Warrantholder and/or the Consultant. Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that any income associated with the exercise of the Warrant by the Warrantholder will be reported for tax purposes to the Consultant.

6.	LAPSE OF WARRANTS

The	Warrant will automatically lapse on the earliest to occur of the following:

(a)	the expiry of any period specified pursuant to clause 3.3 or 3.4 in the context of a Sale;

(b)	on June 30, 2025, the fifth anniversary of the Termination Date; and

(c)	in relation to a liquidation of the Company or bankruptcy of the Warrantholder as set out in clause 7.

7.	LIQUIDATIONS AND BANKRUPTCIES

7.1	The Warrant will lapse in full on the involuntary liquidation of the Company or involuntary bankruptcy of the Warrantholder.

8.	ADJUSTMENT TO EXERCISE PRICE AND NUMBER OF SHARES

8.1

On the occurrence of an Adjustment Event, the Board may make such adjustment as it considers appropriate to the number of Shares in respect of which the Warrant may be exercised and the Exercise Price per Share payable on the exercise of the Warrant, according to the following formula:

The adjusted number of Shares shall be: A / C, rounded to the nearest whole number

The adjusted Exercise Price per Share shall be: B / D

Where:

A	is the market value of a Share immediately prior to the Adjustment Event, multiplied by the number of Shares over which the Warrant is outstanding;

B	is the aggregate Exercise Price payable in respect of the number of Shares over which the Warrant is outstanding;

C	is the market value of a Share immediately after the Adjustment Event; and

D	is the adjusted number of Shares.

The Board shall determine the adjustments to the outstanding Warrants and notify the Warrantholder accordingly. Where the Warrant has been exercised prior to the Adjustment Event but the Shares have not been allotted or transferred pursuant to such exercise, the number of Shares that may be so allotted or transferred and the price at which they may be acquired shall be adjusted accordingly.

8.2

No adjustment under clause 8.1 will result in there being a material increase made to the aggregate Exercise Price in respect of the Warrant if the Warrant were to be exercised in full to the extent outstanding. As soon as reasonably practicable after making any adjustment under clause 8.1 above, the Board will give notice in writing of the adjustment to the Warrantholder.

9.	NOTICES

9.1

Any notice given to the Warrantholder will be properly given if sent to or delivered to the Warrantholder at its address on file with the Company (as set out in the Parties details of this Agreement or as subsequently advised in writing by the Warrantholder). Notices sent electronically to the Warrantholder will not be effective unless the Warrantholder has given its prior written consent to the appropriate email address to be used under this Agreement.

9.2	Any notice given to the Company will be properly given if sent to or delivered to the Company at its principal place of business (as set out in the Parties details of this Agreement or as subsequently advised in writing by the Company). Notices sent electronically to the Company will not be effective unless the Company has given its prior written consent to the appropriate email address to be used under this Agreement.

9.3	Any notice or certificate sent by mail will be deemed delivered on the second day following the date of mailing and any notice sent electronically will be deemed delivered on the date of dispatch.

9.4	Any person to which this Agreement is transferred in accordance with clause 2.3 above shall promptly provide the Company the relevant addresses for the purposes of this clause 9.

9.5	Either Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this clause.

10.	GENERAL

10.1	This Agreement will be administered by the Board.

10.2

The decision of the Board in any dispute or question relating to this Agreement will be final and conclusive as to the Company. The Parties agree to try to resolve any dispute or question in good faith. If such, resolution is not obtained within twenty (20) Business Days, either Party may commence legal proceedings with respect to the subject matter of the dispute and with respect to any other claims it may have.

10.3

The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of the Warrant.

10.4

Any expenses of the Company in connection with the issuance or transfer of Shares into the name of the Warrantholder (including, for this purpose, any transfer taxes payable by the Warrantholder) will be borne by the Company.

10.5	Any rights conferred on the Warrantholder pursuant to this Agreement do not give rise to any employment relationship with the Company and/or with any Group Member.

10.6	The Warrant Shares and each certificate representing the Warrant Shares shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

11.	GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions.

12.	CONSENT TO JURISDICTION

The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

13.	WAIVER OF JURY TRIAL

Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which will constitute an original but which, taken together, will constitute one instrument.

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed as of the date first written above.

SUMMIT THERAPEUTICS INC.

By:
Name:
Title:

Accepted and agreed,

[CONSULTANT]

By:
Name:
Title: